FOR IMMEDIATE RELEASE

New York REIT, Inc.

Announces Common Stock Dividend for June 2014

New York, New York, May 28, 2014 – New York REIT, Inc. (“NYRT”) (NYSE: NYRT), announced today that, pursuant to the prior authorization of its board of directors, NYRT intends to continue payment of monthly distributions at an annualized rate of $0.46 per share. Following its listing on the New York Stock Exchange (“NYSE”) on April 15, 2014, distributions will be paid to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month, in each case, unless such date is a non-business day.

Accordingly, on June 13, 2014, NYRT will pay a distribution of $0.038333333 per share to stockholders of record at the close of business on June 6, 2014.

About NYRT

NYRT is a publicly traded Maryland corporation listed on the NYSE and is a New York City focused Real Estate Investment Trust (REIT) that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Gregory W. Sullivan, CFO and COO
DDCworks	New York REIT, Inc.
tdefazio@ddcworks.com	gsullivan@arlcap.com
(484) 342-3600	(212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
(917) 475-2135